Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE

DATE:             SEPTEMBER 1, 2004
From:             Argan, Inc.
Contact:          Haywood Miller
Fax:              301-315-0064
Phone:            301-315-0027

                ARGAN ANNOUNCES MERGER WITH VITARICH LABORATORIES

ROCKVILLE, MD - Argan, Inc. (OTC BB; BSE: AGAX.OB; AGX) announced today the closing of its merger with Vitarich Laboratories, Inc. (Vitarich). Vitarich is a farm-to-market, vertically integrated private label manufacturer that manufactures, packages and distributes premium nutraceutical products, including nutritional and whole-food dietary supplements and other personal healthcare products. The company is headquartered in Naples, FL.

Rainer Bosselmann, Chairman and Chief Executive Officer of Argan, remarked, "Vitarich is the kind of entrepreneurial company we like to invest in. It positions us for entry into the nutraceutical industry that is characterized by rapid growth, fragmentation and opportunities for innovation and consolidation. We will continue to look for investment opportunities in this industry." In addition he stated, "Vitarich has a premier management team that has an excellent industry reputation for the research, development and manufacture of innovative and premium nutraceutical products in its state-of-the-art facilities." Vitarich CEO Kevin Thomas says that "the entire Vitarich management team is energized by the combination with Argan and by what it means for the future of the company. The entire Vitarich team will continue our commitment to research, quality products and excellent customer service." Vitarich has experienced substantial growth over the past few years, growing from $7 million in revenue in calendar year 2000 to approximately $17 million over the past 12 months. For more information see www.vitarichlabs.com.

Argan, Inc., headquartered in Rockville, MD, is a farm-to-market, vertically integrated private label manufacturer that manufactures, packages and distributes premium nutraceutical products, including nutritional and whole-food dietary supplements and other personal healthcare products. Diversely, Argan has another wholly owned subsidiary, Southern Maryland Cable, Inc., that provides inside premise wiring services to the federal government and also provides underground and aerial construction services and splicing to major telecommunications and utilities customers.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes the assumptions underlying the forward-looking statements contained herein, including the development plans of the Company, are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements contained in the press release will prove to be accurate. In light of significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.